OMB APPROVAL
OMB  NUMBER:    3235-0287
EXPIRES:    SEPTEMBER  30,  1998
ESTIMATE  AVERAGE  BURDEN
HOURS  PER  RESPONSE    0.5
                                   FORM 4
 CHECK  THIS  BOX  IF  NO  LONGER
SUBJECT  TO  SECTION  16.    FORM  4
OR  FORM  5  OBLIGATIONS  MAY
CONTINUE.    SEE  INSTRUCTION  1(B)
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.   20549
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                     Section 17(a) of the Public Utility
 Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
                                     1940
(Print  or  Type  Responses)
1.    Name  and Address of Reporting Person*     2.  Issuer Name AND Ticker or
Trading  Symbol          6.    Relationship  of  Reporting Person(s) to Issuer
                                 (Check all applicable)
LENIHAN,  JR.                     LAWRENCE                               D
SANCTUARY  WOODS  MULTIMEDIA  CORPORATION (SWMC)     X Director 10% Owner

(Last)  (First)  (Middle)     3.  IRS or Social Security     4.  Statement for
      Officer  (give                X  Other  (specify
      Number  of  Reporting          Month/Year          title below)  below)1
 C/O DAWSON-SAMBERG CAPITAL MANAGEMENT, INC.      Person (Voluntary)
                         ____________________________
                  354 PEQUOT AVENUE                    2/98
   (Street)                5  If /Amendment,     7.  Individual or Joint/Group
Filing  (Check  Applicable  Line)
           Date  of  Original           XForm filed by One Reporting Person
           (Month/Year)         Form filed by More than One Reporting Person
SOUTHPORT                                 CT
06490
   (City)  (State)  (Zip)     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED,
                     DISPOSED OF, OR BENEFICIALLY OWNED

1.    Title  of  Security         2.  Trans-     3.  Trans-     4.  Securities
Acquired  (A)                      5.  Amount of     6.  Owner-     7.  Nature
(Instr.  3)          action       action     or Disposed of (D)
Securities          ship          of
     Date        Code     (Instr. 3, 4 and 5)                Beneficially
Form:            Indirect
           (Instr.  8)                        Owned at      Direct (D) or
Bene-
     (Month/                                     End of Month           ficial
      Day/                                 (Instr. 3 and 4)      Indirect
Owner-
      Year)                                  (A) or               (I)     ship
                 Code     V     Amount     (D)     Price
(Instr.  4)            (Instr.  4)
COMMON STOCK - NO PAR VALUE                                   416,668(2)
  (I)          INVESTMENT  ADVISER

FORM 4 (CONTINUED)     TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
OR  BENEFICIALLY  OWNED
     (E.G.,  PUTS,  CALLS,  WARRANTS,  OPTIONS,  CONVERTIBLE  SECURITIES)


1.    Title  of  Derivative  Security        2.  Conver-     3. Trans-     4.
Transac-              5.  Number of Deri-          6.  Date Exer-          7.
Title and Amount of          8.  Price     9.  Number     10.  Owner-     11.
Na-
(Instr. 3)     sion or     action     tion Code          vative Securities
     cisable and          Underlying Securities          of     of Deriv-ative
    ship          ture
     Exercise          Date       (Instr. 8)          Acquired (A) or
Expiration            (Instr. 3 and 4)          Deriv-     Secur-     Form
of  In-direct  Bene-ficial
     Price     (Month/               Disposed of (D)          Date
       ative          ities          of  De-rivative  Secu-         Own-ership
     of     Day/                (Instr. 3, 4, and 5)           (Month/Day/
               Secur-          Bene-ficially  Owned          rity:
     Deriva-tive        Year)                         Year)
ity                    Direct
     Security                                                       (Instr. 5)
                                                             at  End       (D)
or            (Instr.  4)
                                   Date Exer-     Expira-tion          Amount
        of          Indi-
                                             Title          or Number
Month          rect  (I)
               Code     V     (A)     (D)     cisable     Date
       of  Shares                      (Instr.  4)            (Instr. 4)
 SECURED CONVERTIBLE PROMISSORY NOTE     $0.20     2/2/98     P
  2(2)          1/30/01     1/30/01     COMMON STOCK     472,390(2)
   94,478                    8(2)                     (I )         (1)
WARRANTS        $0.15      2/2/98     P          94,478 (2)
2/2/98          1/30/03      COMMON STOCK     94,478(2)     0
868,858(2)                        (I)                  (1)





Explanation  of  Responses:
(1) THE REPORTING PERSON IS A MEMBER OF THE BOARD OF DIRECTORS OF THE ISSUER AND IS AN EMPLOYEE OF DAWSON-SAMBERG CAPITAL MANAGEMENT, INC., A REGISTERED INVESTMENT ADVISER THAT HAS VOTING POWER AND INVESTMENT POWER WITH RESPECT TO SECURITIES IN ITS CLIENTS' ACCOUNTS, INCLUDING SECURITIES DESCRIBED HEREON.

(2) THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SECURITIES, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH SECURITIES FOR PURPOSES OF RULE 16A-1(A)(1) OR
(A)(2)  OR  FOR  ANY  OTHER  PURPOSE.

**          Intentional misstatements or omissions of facts constitute Federal
Criminal  Violations.
          See  18  U.S.C.  1001  and  15.  U.S.C.  78ff(a).
/S/  Lawrence  D.  Lenihan                    March  10,  1998
**Signature  of  Reporting  Person                              Date

Note:   File three copies of this Form, one of which must be manually signed.
If  space  is  insufficient,
see  Instruction  6  for  procedure.

Potential persons who are to respond to the collection of information contained in this form are not required  to  respond  unless  the form displays a currently valid OMB Number.
          Page  2
               SEC  1474  (7-96)


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